Exhibit 99.1

ENERGY SERVICES OF AMERICA ANNOUNCES EARNINGS

Huntington, WV   May 14, 2020- Energy Services of America Corporation (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company and Nitro Construction Services, announced earnings for the three and six months ended March 31, 2020. Energy Services earned revenues of $18.1 million and $47.0 million for the three and six months ended March 31, 2020, respectively. Net loss available to common shareholders was ($1.8) million and ($1.9) million for the three and six months ended March 31, 2020, respectively. The Company had adjusted EBITDA of ($1.2) million (($0.08) per share) and ($296,000) (($0.02) per share) for the three and six months ended March 31, 2020, respectively. The backlog at March 31, 2020 was $92.4 million.

Douglas Reynolds, President, commented on the announcement. “Even before the global COVID-19 pandemic, we saw a large decrease in work coming for the six months ended March 31, 2020 as most of the bidding opportunities that we received were scheduled to start after March 2020.” Reynolds continued, “We can’t easily measure the impact that the COVID-19 pandemic had on our second quarter, but we expect to see a more significant impact in the third and fourth quarters of fiscal year 2020 as several customers have delayed or cancelled projects. However, we do have customers that have elected to continue projects with greater safety precautions. The Company will start more than $25.0 million in new construction projects between April and early June 2020 and continues to receive bidding opportunities.”

Below is a comparison of the Company’s unaudited operating results for the three and six months ended March 31, 2020 and 2019:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2020	2019	2020	2019

Revenue	$18,072,400	$46,955,444	$43,915,707	$96,069,583

Cost of revenues	18,001,931	46,364,050	41,488,496	91,643,344

Gross profit	70,469	591,394	2,427,211	4,426,239

Selling and administrative expenses	2,345,509	2,012,282	4,941,281	4,768,673
Loss from operations	(2,275,040)	(1,420,888)	(2,514,070)	(342,434)

Other income (expense)
Interest income	-	16,501	53,249	58,023
Other nonoperating expense	(42,741)	(20,581)	(76,679)	(53,576)
Interest expense	(112,017)	(209,125)	(298,862)	(413,474)
Gain on sale of equipment	223,775	111,817	519,766	137,569
	69,017	(101,388)	197,474	(271,458)

Loss before income taxes	(2,206,023)	(1,522,276)	(2,316,596)	(613,892)

Income tax benefit	(511,412)	(397,818)	(547,871)	(120,818)

Net loss	(1,694,611)	(1,124,458)	(1,768,725)	(493,074)

Dividends on preferred stock	77,250	77,250	154,500	154,500

Net loss available to common shareholders	$(1,771,861)	$(1,201,708)	$(1,923,225)	$(647,574)

Weighted average shares outstanding-basic	13,783,546	14,060,456	13,877,243	14,102,117

Weighted average shares-diluted	13,783,546	14,060,456	13,877,243	14,102,117

Loss per share
available to common shareholders	$(0.129)	$(0.085)	$(0.139)	$(0.046)

Loss per share-diluted
available to common shareholders	$(0.129)	$(0.085)	$(0.139)	$(0.046)

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per common share with net loss available to common shareholders:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
	Unaudited	Unaudited	Unaudited	Unaudited

Net loss available to
common shareholders	$(1,771,861)	$(1,201,708)	$(1,923,225)	$(647,574)

Add: Income tax benefit	(511,412)	(397,818)	(547,871)	(120,818)

Add: Dividends on preferred stock	77,250	77,250	154,500	154,500

Add: Interest expense	112,017	209,125	298,862	413,474

Less: Non-operating expense (income)	(181,034)	(107,737)	(496,336)	(142,016)

Add: Depreciation expense	1,122,509	1,040,222	2,217,791	2,062,589

Adjusted EBITDA	$(1,152,531)	$(380,666)	$(296,279)	$1,720,155
Common shares outstanding	13,783,546	14,060,456	13,877,243	14,102,117
Adjusted EBITDA per common share	$(0.08)	$(0.03)	$(0.02)	$0.12

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact:	Douglas Reynolds, President
(304)-522-3868